Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Mike Buttry

Capella Education Company

612.977.5499

Mike.Buttry@capella.edu

Capella Education Company Acquires Resource Development International Ltd.

Acquisition Establishes Global Platform for Capella

MINNEAPOLIS, July 15, 2011 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education through its wholly owned subsidiary Capella University, today announced that it has acquired Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications, for £9.3 million ($14.9 million).

Capella’s acquisition of RDI enhances the Company’s leadership through access to the fast-growing international higher education market, with a significant presence in the UK and Commonwealth countries. Founded more than 20 years ago, RDI partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. RDI had fiscal year 2010 revenue of £8.6 million.

“RDI’s position in both the global and the underserved UK higher education market, combined with its focus on UK university programs, dedication to academic quality and strong cultural fit make RDI an ideal partner for Capella as we further expand into the international market,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “We are excited about the opportunity to serve the large and growing international learner population through RDI’s online platform and strong academic credentials. They have a respected and strong leadership team and we are looking forward to them becoming part of the Capella team.”

“We are excited to join Capella,” said Dr. Philip Hallam, chief executive officer of RDI. “Capella’s ability to deliver exceptional learner experiences and learning outcomes is consistent with RDI’s academic culture and focus on quality. In addition, Capella’s strong marketing and learning technologies provide a significant opportunity to leverage our international presence and track record of successfully delivering UK higher education qualifications to students around the world.”

As a result of years of investment in its academic infrastructure, RDI has applied to the British Government (Privy Council) for Taught Degree Awarding Powers (TDAP). If awarded, TDAP will enable RDI to independently validate its own degrees going forward under the auspices of the Quality Assurance Agency (QAA), a Government body that reviews the standards and quality of all UK universities.

Gilligan continued, “RDI is an extremely attractive business with significant opportunity for long-term growth. Achieving TDAP will further expand RDI’s opportunities to grow and serve learners pursing online UK qualifications.”

The transaction, which was financed with cash on hand, is expected to be accretive to Capella’s earnings by 2013, and modestly dilutive in 2011 and 2012. Under the terms of the agreement, Capella will make an additional payment of £4.0 million (approximately $6.4 million) if TDAP is granted to RDI.

Forward-Looking Statements

Certain information in this news release regarding Capella’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Capella’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers online graduate degree programs in business, counseling, education, health administration, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, public administration, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 44 graduate and undergraduate degree programs with 136 specializations. As of March 31, 2011, nearly 40,000 learners were enrolled. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

About Resource Development International Ltd.

Founded in 1990, Resource Development International Ltd. (RDI) is an independent provider of UK University qualifications by distance learning. From their headquarters in Coventry, UK, RDI markets, develops and delivers these programs worldwide via its offices and partners across Asia, North America, Africa and Europe. RDI’s online distance learning offerings span from degree-entry programs to doctoral level programs and are offered in a variety of disciplines, including business, management, psychology, law, and computing. In 2009 RDI supplemented its distance learning efforts through The Institute of Business and Management (IBAM) to also provide campus study opportunities for UK university validated* degrees and masters qualifications in the UK and Hong Kong. RDI partners with respected UK universities to provide validated degrees and masters programmes through its Professional Pathways portfolio, designed to provide students with the flexibility required to balance studies with work and life commitments. For more information about RDI, please visit www.rdi.co.uk. For more information about The Institute of Business and Management, please visit www.ibam.co.uk.

*The Quality Assurance Agency for Higher Education (QAA) audits UK Higher Education Institutions. All RDI partner universities have been audited by the Quality Assurance Agency.

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